Exhibit 12 (a)

AIRBORNE, INC. AND SUBSIDIARIES

RATIO OF TOTAL LONG-TERM

OBLIGATIONS TO TOTAL CAPITALIZATION

DECEMBER 31, 2002
(in thousands)
LONG-TERM OBLIGATIONS:
Convertible Senior Notes	$150,000
Senior Notes	100,000
Aircraft Loan	57,558
Capital Leases	52,913
Revenue Bonds	13,200
Other Debt	6,792

380,463
Less Current Portion	10,372

Total Long-term Obligations	$370,091

TOTAL CAPITALIZATION:
Long-term Debt	$370,091
Deferred Income Taxes	146,321
Shareholders’ Equity, Net	839,163

Total Capitalization	$1,355,575

PERCENTAGE RATIO OF TOTAL LONG-TERM OBLIGATIONS TO TOTAL CAPITALIZATION	27.3%

RATIO OF TOTAL LONG-TERM

OBLIGATIONS TO TOTAL CAPITALIZATION,

INCLUDING ACCOUNTS RECEIVABLE SECURITIZATION BALANCES

DECEMBER 31, 2002
(in thousands)
LONG-TERM OBLIGATIONS:
Convertible Senior Notes	$150,000
Senior Notes	100,000
Aircraft Loan	57,558
Capital Leases	52,913
Revenue Bonds	13,200
Other Debt	6,792

380,463
Less Current Portion	10,372

Total Long-term Obligations	370,091
Advances Under A/R Securitization Facility	200,000

Total Long-term Obligations including A/R Securitization	$570,091

TOTAL CAPITALIZATION:
Long-term Obligations	$370,091
Advances Under A/R Securitization Facility	200,000
Deferred Income Taxes	146,321
Shareholders’ Equity, Net	839,163

Total Capitalization	$1,555,575

PERCENTAGE RATIO OF TOTAL LONG-TERM OBLIGATIONS TO TOTAL CAPITALIZATION	36.6%